EXHIBIT 99.1

LUTHER BURBANK CORPORATION REPORTS EARNINGS
FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2021
AND ANNOUNCES QUARTERLY DIVIDEND

Fourth Quarter 2021 Highlights
•Net income of $23.4 million, or $0.45 per diluted share
•Net interest margin of 2.57% compared to 2.47%, an increase of 10 basis points
•Return on average assets and equity of 1.30% and 14.08%, respectively
•Cost of interest bearing deposits declined by 6 basis points to 0.48%
•Efficiency ratio of 32.8%
•Internal loan production of $498.7 million
•Nonperforming assets to total assets of 0.03%
•Decline in criticized assets of $4.5 million, or 21.4%
•Tangible book value per share of $12.88
•Quarterly cash dividend of $0.12 per common share declared

	As of or For the Three Months Ended (1)
(Dollars in thousands, except per share amounts)	December 31, 2021	September 30, 2021	December 31, 2020
Performance Ratios
Return on average assets	1.30%	1.34%	0.49%
Return on average equity	14.08%	15.24%	5.63%
Net interest margin	2.57%	2.47%	2.13%
Efficiency ratio (2)	32.84%	32.13%	67.23%
Income Statement
Net interest income	$45,725	$45,116	$37,248
Net income	$23,383	$24,743	$8,701
Pre-tax, pre-provision net earnings (2)	$31,135	$30,912	$12,359
Diluted earnings per share	$0.45	$0.48	$0.17
Balance Sheet
Total loans	$6,297,420	$6,343,861	$6,049,816
Total deposits	$5,538,243	$5,587,156	$5,264,329
Net charge-off (recovery) ratio	—%	—%	(0.01%)
Nonperforming assets to total assets	0.03%	0.01%	0.09%
Capital
Tier 1 leverage ratio	10.12%	9.63%	9.45%
Tangible book value per share (2)	$12.88	$12.59	$11.69
Growth in tangible book value per share	2.34%	2.78%	1.21%
Dividend declared per share	$0.1200	$0.1200	$0.0575

(1) Unaudited, with the exception of total loans and total deposits as of December 31, 2020
(2) See "Non-GAAP Reconciliation" table

520 Third Street, Fourth Floor, Santa Rosa, CA 95401	Contact:	Bradley Satenberg
Investor Relations
(844) 446-8201
investorrelations@lbsavings.com

SANTA ROSA, Calif. (January 25, 2022) – Luther Burbank Corporation (NASDAQ: LBC) (the “Company”), the holding company for Luther Burbank Savings (the “Bank”), today reported net income of $23.4 million and $87.8 million, or $0.45 and $1.70 diluted earnings per common share (“EPS”), for the quarter and year ended December 31, 2021, respectively.
Simone Lagomarsino, President and Chief Executive Officer, stated, “I'm proud to report our financial results for the quarter and year ended December 31, 2021. Our fiscal year net earnings were chiefly attributed to robust growth in our net interest margin, largely facilitated by a prolonged period of low interest rates, supplemented by our disciplined approach to pricing and growth. Our net interest margin increased by 10 basis points, to 2.57%, and 43 basis points, to 2.40%, for the quarter and year ended December 31, 2021, respectively. Our earnings were further propelled by the continued strong performance of our loan portfolio, which we ascribe to our steadfast commitment to maintaining sound credit quality. In the current year, due to the resilience of our borrowers, we reversed most of the loan loss reserves specifically set aside during 2020 for the uncertain financial impact the pandemic may have had on our borrowers and, additionally, we recognized further reserve releases for general improvements in the credit quality of our loan portfolio. During 2021, we recaptured loan loss provisions totaling $10.8 million as compared to recording bad debt provisions of $10.6 million in the prior year. In these circumstances, we believe that a pre-tax, pre-provision net earnings metric is the best way to compare period to period financial performance. Pre-tax, pre-provision net earnings measured $31.1 million and $113.2 million for the three months and year ended December 31, 2021, respectively, an increase of $223 thousand and $46.0 million as compared to the linked quarter and prior year, respectively. The improvement in our net interest margin, coupled with the minimal pandemic related impact on our loan portfolio, yielded stronger returns. Our return on average assets was 1.30% and 1.22% and our return on average equity was 14.1% and 13.6% for the quarter and year ended December 31, 2021, respectively.”
Ms. Lagomarsino concluded, "Similar to 2020, this year has been filled with unexpected pandemic related challenges and I could not be more proud of our entire team, which has consistently risen to the occasion and remained focused on our collective goal of providing unparalleled service and support to our customers, communities and co-workers. As we enter a new year, I am cautiously optimistic that our best days are in front us and that our team will continue to execute on our long-term strategic goals of improving the quality of our earnings through disciplined deposit and loan generation, along with diversifying our revenue streams.”

Income Statement
The Company reported net income of $23.4 million, or $0.45 EPS, for the three months ended December 31, 2021 compared to net income of $24.7 million, or $0.48 EPS, for the linked quarter. Pre-tax, pre-provision net earnings totaled $31.1 million for the three months ended December 31, 2021 compared to $30.9 million for the linked quarter.
Pre-tax, pre-provision net earnings, a non-GAAP financial measure, is presented because management believes this financial metric provides stockholders with useful information for evaluating the profitability of the Company. A schedule reconciling our GAAP net income to pre-tax, pre-provision net earnings is provided in the tables below.
On January 25, 2022, the Board of Directors of the Company declared a quarterly cash dividend of $0.12 per common share. The dividend is payable on February 14, 2022 to shareholders of record as of February 4, 2022.
Net Interest Income
Net interest income in the fourth quarter of 2021 was $45.7 million, an increase of $609 thousand from the third quarter, due to lower interest expense on our deposit portfolio, which has continued to benefit from the low interest rate environment, partially offset by lower loan interest income. The decline in loan interest income was primarily due to a decline in average loan balances, somewhat offset by a decrease in the cost of our interest rate swaps during the quarter. As compared to the linked quarter, the cost of interest bearing deposits declined by 6 basis points, while the yield on our loan portfolio increased by 5 basis points.
During the three months ended December 31, 2021, the carry cost associated with our interest rate swaps decreased by $588 thousand as compared to the linked quarter and had a 3 basis point positive impact on our loan yield. Costs associated with our swaps are reported in interest income on loans. In August 2021, an interest rate swap, with a notional amount of $500 million and an average net carry cost during the prior quarter of 121 basis points, matured.
Net interest margin for the fourth quarter of 2021 was 2.57% compared to 2.47% for the previous quarter. Our net interest margin benefited from an increase in the yield on interest earning assets, as well as a decline in the cost of interest bearing liabilities. During the fourth quarter, the yield on our interest earning assets increased by 5 basis points due to the improvement in loan yield, while the cost of our interest bearing liabilities decreased by 5 basis points due to lower deposit costs. Our net interest spread in the fourth quarter improved to 2.50%, increasing by 10 basis points as compared to the linked quarter.

Noninterest Income
Noninterest income for the fourth quarter of 2021 was $636 thousand, an increase of $205 thousand compared to the third quarter. The increase was primarily attributable to a $174 thousand increase in net loan servicing fee income due to a smaller decline in the fair value of our mortgage servicing rights as compared to the linked quarter.
Noninterest income primarily consists of FHLB stock dividends, fair value adjustments on equity securities, fee income and the financial impact related to loans sold.
Noninterest Expense
Noninterest expense for the fourth quarter of 2021 was $15.2 million, an increase of $591 thousand compared to the third quarter. The increase was predominantly due to a $411 thousand increase in compensation costs. Our efficiency ratio was 32.8% for the quarter ended December 31, 2021 compared to 32.1% for the linked quarter.
Noninterest expense primarily consists of compensation costs, as well as expenses incurred related to occupancy, depreciation and amortization, data processing, marketing and professional services.

Balance Sheet
Total assets at December 31, 2021 were $7.2 billion, an increase of $273.9 million, or 4.0%, from December 31, 2020. The increase was primarily due to a $247.6 million increase in loans and a $49.6 million increase in investment securities, partially offset by a $40.4 million decrease in cash as compared to December 31, 2020. Total liabilities were $6.5 billion at quarter end, an increase of $218.4 million, or 3.5%, from December 31, 2020. The increase in total liabilities was primarily attributable to growth in our deposits of $273.9 million compared to the prior year end, partially offset by a decrease in FHLB advances of $55.1 million.
Loans
Total loans at December 31, 2021 were $6.3 billion, an increase of $247.6 million compared to December 31, 2020. Loan growth during the current year was driven by originations of $2.1 billion, which were 46.4% above the prior year, and a $287.8 million loan pool purchase. Although current year originations increased significantly from the prior period, loan growth was tempered by elevated prepayment speeds experienced during the year. Our loan portfolio generally consists of income property loans ("IPL") and single family residential ("SFR") mortgage loans, which represent 69.8% and 29.9%, respectively, of our total loan portfolio. Our IPL portfolio primarily consists of hybrid-adjustable rate multifamily residential and nonresidential commercial real estate loans and totaled $4.4 billion and $4.3 billion at December 31, 2021 and December 31, 2020, respectively. As of the same dates, our SFR loan portfolio totaled $1.9 billion and $1.7 billion, respectively, and consisted of hybrid-adjustable rate loans of 84.4% and 98.6%, respectively. The remaining portion of our SFR loan portfolio generally consisted of 30-year fixed rate loans primarily stemming from a purchase of a conforming loan pool in February 2021 and secondarily, loans attributed to our low-to-moderate income lending program. The first quarter 2021 loan purchase was a strategic response to continued elevated loan prepayments.

Selected Loan Data (1)	Three Months Ended			Years Ended
(Dollars in thousands)	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Loan Yield
IPL Portfolio	3.83%	3.77%	3.77%	3.74%	3.86%
SFR Loan Portfolio	2.75%	2.71%	3.26%	2.83%	3.41%
Loan Originations
IPL Portfolio	$315,742	$256,320	$293,373	$1,284,311	$916,694
SFR Loan Portfolio (2)	$175,987	$203,653	$91,784	$768,614	$494,753
Weighted Average Coupon on Loan Originations
IPL Portfolio	3.26%	3.40%	3.36%	3.34%	3.65%
SFR Loan Portfolio (2)	2.98%	3.21%	3.49%	3.18%	3.77%
Prepayment Speeds
IPL Portfolio	25.80%	24.14%	22.70%	23.14%	17.14%
SFR Loan Portfolio	36.09%	41.26%	38.23%	39.56%	36.61%

(1) The table above excludes loan data related to construction, land and non-mortgage loans, which are insignificant components of our loan portfolio.
(2) The Company purchased a pool of fixed rate SFR loans totaling $287.8 million, with a weighted average coupon rate of 2.31%, in February 2021, which is excluded from the year ended December 31, 2021 loan originations and weighted average coupon on loan originations above.

As compared to the linked quarter, the Company's internal production of new IPL loans increased by $59.4 million, while new SFR loans decreased by $27.7 million. During the quarter, the weighted average coupon on IPL and SFR loan originations decreased by 14 and 23 basis points, respectively, compared to the linked quarter. These declines were primarily attributable to competitive pricing pressures and ascribed to excess liquidity in financial markets.
During the three months ended December 31, 2021, IPL portfolio yields increased by 6 basis points compared to the linked quarter primarily due to an interest rate swap that matured in August 2021 which resulted in a decrease of $601 thousand in our hedging costs in the current quarter compared to the linked quarter and a $518 thousand increase in fees collected on prepaid loans, partially offset by the prepayment of higher yielding loans being replaced with loans at lower current interest rates. Elevated IPL portfolio prepayment speeds were primarily related to customers refinancing their hybrid-adjustable rate loans to take advantage of lower interest rates.
A 4 basis point increase in yield on the SFR portfolio during the quarter ended December 31, 2021 compared to the linked quarter was the result of a $713 thousand decrease in accelerated loan cost amortization on paid off loans, partially offset by the prepayment of higher yielding loans being replaced with loans at lower current interest rates. Elevated SFR loan portfolio prepayment speeds were generally related to customers refinancing their hybrid-adjustable rate loans to take advantage of lower long-term interest rates.
Asset Quality
Nonperforming assets totaled $2.3 million, or 0.03% of total assets, at December 31, 2021 compared to $6.3 million, or 0.09% of total assets, at December 31, 2020. Criticized loans, which includes loans graded Special Mention and of greater risk, were $16.7 million at December 31, 2021 compared to $57.0 million at December 31, 2020 reflecting a reduction of $40.3 million, or 70.7%. Classified loans, which includes loans graded Substandard and of greater risk, totaled $12.1 million and $26.8 million at December 31, 2021 and 2020, respectively. The decline in criticized and classified loan balances was attributable to both the improvement in our loans that were initially impacted by the pandemic, as well as the upgrade and payoff of criticized and classified loans that were downgraded for reasons unrelated to the pandemic. Since June 2021, all loans modified for pandemic related payment deferral had returned to scheduled payments or paid off in full. As of December 31, 2021 and 2020, we had no real estate owned and we have not foreclosed on any collateral since 2015.
During the three months ended December 31, 2021, the Company recorded a reversal of loan loss provisions of $1.8 million compared to a reversal of $4.0 million during the linked quarter. The current quarter reversal was primarily due to a decline in criticized loans and, to a lesser extent, a decline in total loans during the period of $46.4 million as compared to the linked quarter. The Company continues to maintain approximately $2.5 million in qualitative reserves attributed to the pandemic, which was unchanged from the linked quarter. Our allowance for loan losses to total loans was 0.56% at December 31, 2021 compared to 0.76% at December 31, 2020. The allowance for loan losses at year end and the recapture of provisions for loan losses recognized during the year were determined based on the incurred loss methodology. The Company expects to adopt the current expected credit losses ("CECL") allowance methodology on January 1, 2023.
Prepaid Expenses and Other Assets
Prepaid expenses and other assets totaled $77.3 million at December 31, 2021 compared to $67.1 million at December 31, 2020, an increase of $10.3 million, or 15.3%. This increase is primarily due to a $4.6 million increase in community related investment commitments to support low income housing, a $3.5 million increase in deferred tax assets and a $3.1 million increase in the fair value of our swaps. Prepaid expenses and other assets primarily consist of bank-owned life insurance, prepaid expenses, accrued interest receivable, premises and equipment and tax related items.
Deposits
Deposits totaled $5.5 billion at December 31, 2021, an increase of $273.9 million, or 5.2%, from December 31, 2020. Retail deposits increased $298.1 million, while brokered deposits declined by $24.2 million. The increase in retail deposits was primarily related to growth within our specialty deposits, while the decrease in brokered deposits was a purposeful decision by the Company to allow wholesale deposits to expire to reduce excess, low yielding cash from the balance sheet that was partially the result of the expansion in our retail deposits. During the year, the proportion of non-maturity deposits within the portfolio increased to 57.8% compared to 41.9% at December 31, 2020, while our portfolio of time deposits decreased to 42.2% from 58.1%, respectively. The change in the composition of our deposit portfolio was attributed to a combination of consumer preferences to maintain flexibility in low interest rate environments, as well as our strategic goal of increasing transaction accounts. Our cost of interest bearing deposits was 0.48% during the quarter ended December 31, 2021 compared to 0.54% during the linked quarter. The decrease in our cost of interest bearing deposits compared to the prior quarter was predominantly due to our term deposit portfolio repricing to lower current market interest rates.
FHLB Advances
FHLB advances totaled $751.6 million at quarter end, a decrease of $55.1 million, or 6.8%, from December 31, 2020. The decline in FHLB advances was due to matured advances not being replaced. At December 31, 2021, the weighted average interest rate and weighted average remaining maturity of FHLB advances outstanding was 1.68% and 2.3 years, respectively, compared to 2.07% and 1.7 years, respectively, at December 31, 2020.
Other Liabilities
Other liabilities totaled $64.4 million at December 31, 2021 compared to $64.9 million at December 31, 2020, a decrease of $526 thousand, or 0.8%. Other liabilities primarily consist of accrued employee benefits, loan escrow balances, checks outstanding, accrued interest payable and swap liabilities.
Capital
As of December 31, 2021, the Company was in compliance with all applicable regulatory capital requirements and the Bank qualified as ‘‘well-capitalized’’ for purposes of the FDIC’s prompt corrective action regulations, as summarized in the table below:

(unaudited)	December 31, 2021	September 30, 2021	December 31, 2020	For Well- Capitalized Institution
Luther Burbank Corporation
Tier 1 Leverage Ratio	10.12%	9.63%	9.45%	N/A
Common Equity Tier 1 Risk-Based Ratio	17.09%	16.44%	15.75%	N/A
Tier 1 Risk-Based Capital Ratio	18.68%	18.01%	17.37%	N/A
Total Risk-Based Capital Ratio	19.61%	18.98%	18.60%	N/A
Tangible Stockholders' Equity Ratio (1)	9.28%	9.01%	8.84%	N/A
Luther Burbank Savings
Tier 1 Leverage Ratio	11.13%	10.61%	10.36%	5.00%
Common Equity Tier 1 Risk-Based Ratio	20.54%	19.85%	19.04%	6.50%
Tier 1 Risk-Based Capital Ratio	20.54%	19.85%	19.04%	8.00%
Total Risk-Based Capital Ratio	21.47%	20.82%	20.27%	10.00%

(1) See "Non-GAAP Reconciliation" table

Stockholders’ equity totaled $669.1 million, an increase of $55.4 million, or 9.0%, compared to December 31, 2020. During the quarter ended December 31, 2021, the Company repurchased 5,791 shares of its stock at an average share price of $13.21. As of December 31, 2021, there were $9.7 million of authorized funds remaining under the current active share repurchase program.

Earnings Call
The Company will host a conference call on Wednesday, January 26, 2022 at 8:00 AM (PT) to discuss the Company’s results for the period. Analysts, investors, and the general public may listen to a discussion of the Company’s quarterly performance and a question/answer session by calling (877) 221-8769 and using conference ID 4725219 or joining the live webcast broadcast at https://edge.media-server.com/mmc/p/u34v7zhv. The webcast will include a downloadable slide presentation that will be available during the meeting and may be referenced throughout the call. This slide presentation will also be available through our investor relations website at https://ir.lutherburbanksavings.com/events-and-presentations/presentations. It is recommended that participants dial into the conference call or log into the webcast approximately ten minutes prior to the call.
About Luther Burbank Corporation
Luther Burbank Corporation is a publicly owned company traded on the NASDAQ Capital Market under the symbol “LBC.” The Company is headquartered in Santa Rosa, California with total assets of $7.2 billion, total loans of $6.3 billion and total deposits of $5.5 billion as of December 31, 2021. It operates primarily through its wholly-owned subsidiary, Luther Burbank Savings, an FDIC insured, California-chartered bank. Luther Burbank Savings executes on its mission to improve the financial future of customers, employees and shareholders by providing personal banking and business banking services. It offers consumers a host of highly competitive depository and mortgage products coupled with personalized attention. Business customers benefit from boutique-quality service along with access to products which meet their unique financial needs from the convenience of online and mobile banking, robust cash management solutions, and high-yield liquidity management products to multifamily and commercial real estate lending. Currently operating in the western United States, from ten branches in California, one branch in Washington and lending offices located throughout the market area, Luther Burbank Savings is an equal housing lender. For additional information, please visit lutherburbanksavings.com.
Cautionary Statements Regarding Forward-Looking Information
This communication contains a number of forward-looking statements, which involve a number of risks and uncertainties. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not a guarantee of future performance and that actual results may prove to be materially different from the results expressed or implied by the forward-looking statements due to a number of factors. The ongoing and dynamic nature of the COVID-19 pandemic may adversely affect the Company, our customers, counterparties, employees, and third-party service providers, and the ultimate extent of the impacts on our business, financial position, results of operations, liquidity, and prospects is uncertain. The risks from the COVID-19 pandemic have decreased as the pandemic subsides, however, new variants may continue to impact key macro-economic indicators such as unemployment and GDP. Deterioration in general business and economic conditions resulting from the continuing pandemic, including the tight labor market, supply chain disruptions, inflationary pressures, or turbulence in domestic or global financial markets could adversely affect our revenues and the values of our assets and liabilities, reduce the availability of funding, lead to a tightening of credit, and further increase stock price volatility. In addition, changes to statutes, regulations, or regulatory policies or practices as a result of, or in response to COVID-19, could affect us in substantial and unpredictable ways. Other factors include, without limitation, those listed from time to time in reports that the Company files with the Securities and Exchange Commission, including, but not limited to, the “Risk Factors” and other cautionary statements in our Annual Report on Form 10-K for the year ended December 31, 2020 and other reports we file with the U.S. Securities and Exchange Commission. These forward-looking statements are made as of the date of this communication, and the Company does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by law.

Contact
Bradley Satenberg
Investor Relations
(844) 446-8201
investorrelations@lbsavings.com
###

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)	December 31, 2021 (unaudited)	December 31, 2020
ASSETS
Cash, cash equivalents and restricted cash	$138,413	$178,861
Available for sale debt securities, at fair value	647,317	593,734
Held to maturity debt securities, at amortized cost	3,829	7,467
Equity securities, at fair value	11,693	12,037
Loans held-for-investment	6,297,420	6,049,816
Allowance for loan losses	(35,535)	(46,214)
Total loans held-for-investment, net	6,261,885	6,003,602
FHLB stock	23,411	25,122
Premises and equipment, net	16,090	18,226
Prepaid expenses and other assets	77,319	67,055
Total assets	$7,179,957	$6,906,104

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$5,538,243	$5,264,329
FHLB advances	751,647	806,747
Junior subordinated deferrable interest debentures	61,857	61,857
Senior debt	94,662	94,539
Other liabilities	64,415	64,941
Total liabilities	6,510,824	6,292,413
Total stockholders' equity	669,133	613,691
Total liabilities and stockholders' equity	$7,179,957	$6,906,104

CONDENSED CONSOLIDATED INCOME STATEMENTS

	Three Months Ended			Years Ended
(Dollars in thousands except per share data)	December 31, 2021 (unaudited)	September 30, 2021 (unaudited)	December 31, 2020 (unaudited)	December 31, 2021 (unaudited)	December 31, 2020
Interest and fee income:
Loans	$55,239	$55,757	$55,335	$219,245	$230,996
Investment securities	2,163	2,213	2,068	8,451	9,856
Cash, cash equivalents and restricted cash	62	78	85	223	538
Total interest income	57,464	58,048	57,488	227,919	241,390
Interest expense:
Deposits	6,722	7,535	13,185	35,612	73,331
FHLB advances	3,190	3,573	5,211	14,535	21,761
Junior subordinated deferrable interest debentures	252	250	269	1,015	1,373
Senior debt	1,575	1,574	1,575	6,298	6,302
Total interest expense	11,739	12,932	20,240	57,460	102,767
Net interest income before provision for loan losses	45,725	45,116	37,248	170,459	138,623
(Reversal of) provision for loan losses	(1,800)	(4,000)	—	(10,800)	10,550
Net interest income after provision for loan losses	47,525	49,116	37,248	181,259	128,073
Noninterest income	636	431	464	1,886	2,520
Noninterest expense	15,226	14,635	25,353	59,145	73,934
Income before provision for income taxes	32,935	34,912	12,359	124,000	56,659
Provision for income taxes	9,552	10,169	3,658	36,247	16,747
Net income	$23,383	$24,743	$8,701	$87,753	$39,912
Basic earnings per common share	$0.46	$0.48	$0.17	$1.70	$0.75
Diluted earnings per common share	$0.45	$0.48	$0.17	$1.70	$0.75

CONSOLIDATED FINANCIAL HIGHLIGHTS (UNAUDITED)

	As of or For the Three Months Ended			Years Ended
(Dollars in thousands except per share data)	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
PERFORMANCE RATIOS
Return on average:
Assets	1.30%	1.34%	0.49%	1.22%	0.56%
Stockholders' equity	14.08%	15.24%	5.63%	13.64%	6.53%
Efficiency ratio (1)	32.84%	32.13%	67.23%	34.32%	52.38%
Noninterest expense to average assets	0.85%	0.79%	1.44%	0.82%	1.04%
Loan to deposit ratio	113.71%	113.54%	114.92%	113.71%	114.92%
Average stockholders' equity to average assets	9.23%	8.80%	8.78%	8.96%	8.61%
Dividend payout ratio	26.57%	25.13%	34.64%	21.02%	30.85%
YIELDS/RATES
Yield on loans	3.51%	3.46%	3.63%	3.47%	3.73%
Yield on investments	1.28%	1.32%	1.31%	1.29%	1.52%
Yield on interest earning assets	3.23%	3.18%	3.29%	3.20%	3.43%
Cost of interest bearing deposits	0.48%	0.54%	1.00%	0.66%	1.38%
Cost of borrowings	2.19%	1.98%	2.55%	2.13%	2.62%
Cost of interest bearing liabilities	0.73%	0.78%	1.27%	0.90%	1.60%
Net interest spread	2.50%	2.40%	2.02%	2.30%	1.83%
Net interest margin	2.57%	2.47%	2.13%	2.40%	1.97%
CAPITAL
Total equity to total assets	9.32%	9.06%	8.89%
Tangible stockholders' equity to tangible assets (1)	9.28%	9.01%	8.84%
Book value per share	$12.95	$12.65	$11.75
Tangible book value per share (1)	$12.88	$12.59	$11.69
ASSET QUALITY
Net (recoveries) charge-offs	$—	$—	$(151)
Net (recovery) charge-off ratio	—%	—%	(0.01)%
Nonperforming loans to total loans	0.04%	0.01%	0.10%
Nonperforming assets to total assets	0.03%	0.01%	0.09%
Allowance for loan losses to loans held-for-investment	0.56%	0.59%	0.76%
Allowance for loan losses to nonperforming loans	1549.72%	5806.38%	732.04%
Criticized loans	$16,694	$21,234	$57,029
Classified loans	$12,108	$15,714	$26,751
LOAN COMPOSITION
Multifamily residential	$4,210,735	$4,226,685	$4,100,831
Single family residential	$1,881,676	$1,908,297	$1,723,953
Commercial real estate	$187,097	$193,224	$202,871
Construction and land	$17,912	$15,655	$22,161
DEPOSIT COMPOSITION
Noninterest bearing transaction accounts	$152,284	$123,239	$93,339
Interest bearing transaction accounts	$176,126	$167,919	$151,954
Money market deposit accounts	$2,874,692	$2,784,470	$1,961,839
Time deposits	$2,335,141	$2,511,528	$3,057,197

(1) See "Non-GAAP Reconciliation" table

NON-GAAP RECONCILIATION (UNAUDITED)

	As of or For the Three Months Ended			Years Ended
(Dollars in thousands)	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Pre-tax, Pre-provision Net Earnings
Income before provision for income taxes	$32,935	$34,912	$12,359	$124,000	$56,659
Plus: (Reversal of) provision for loan losses	(1,800)	(4,000)	—	(10,800)	10,550
Pre-tax, pre-provision net earnings	$31,135	$30,912	$12,359	$113,200	$67,209
Efficiency Ratio
Noninterest expense (numerator)	$15,226	$14,635	$25,353	$59,145	$73,934
Net interest income	45,725	45,116	37,248	170,459	138,623
Noninterest income	636	431	464	1,886	2,520
Operating revenue (denominator)	$46,361	$45,547	$37,712	$172,345	$141,143
Efficiency ratio	32.84%	32.13%	67.23%	34.32%	52.38%
Pro Forma Efficiency Ratio (1)
Noninterest expense			$25,353		$73,934
Less: Non-recurring noninterest expense item, before income taxes			(10,443)		(10,443)
Pro forma noninterest expense (numerator)			$14,910		$63,491
Operating revenue (denominator)			$37,712		$141,143
Pro forma efficiency ratio			39.54%		44.98%
Pro Forma Net Income (1)
Net income			$8,701		$39,912
Add: Non-recurring noninterest expense item, net income taxes			7,352		7,352
Pro forma net income			$16,053		$47,264
Pro Forma EPS (1)
Pro forma net income (numerator)			$16,053		$47,264
Weighted average diluted common shares outstanding (denominator)			52,151,886		53,146,298
Pro forma EPS			$0.31		$0.89

(1) For the quarter and year ended December 31, 2020, net income, EPS and efficiency ratio are adjusted to reverse the impact of a non-recurring cost incurred in connection with the prepayment of $150 million of long-term FHLB advances in late December 2020.

(Dollars in thousands except per share data)	December 31, 2021	September 30, 2021	December 31, 2020
Tangible Book Value Per Share
Total assets	$7,179,957	$7,220,786	$6,906,104
Less: Goodwill	(3,297)	(3,297)	(3,297)
Tangible assets	7,176,660	7,217,489	6,902,807
Less: Total liabilities	(6,510,824)	(6,566,850)	(6,292,413)
Tangible stockholders' equity (numerator)	$665,836	$650,639	$610,394
Period end shares outstanding (denominator)	51,682,398	51,682,604	52,220,266
Tangible book value per share	$12.88	$12.59	$11.69
Tangible Stockholders' Equity to Tangible Assets
Tangible stockholders' equity (numerator)	$665,836	$650,639	$610,394
Tangible assets (denominator)	$7,176,660	$7,217,489	$6,902,807
Tangible stockholders' equity to tangible assets	9.28%	9.01%	8.84%